UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 4, 2014 (January 29, 2014)

 FIFTH & PACIFIC COMPANIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-10689	13-2842791
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1441 Broadway, New York, New York	10018
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (212) 354-4900

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02. DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

As previously disclosed in a press release dated January 9, 2014, Fifth & Pacific Companies, Inc. (the “Company”) will be changing its name to Kate Spade & Company and at such time, George Carrara (45), currently Executive Vice President, Chief Operating Officer and Chief Financial Officer of the Company, will be promoted to President and Chief Operating Officer of the renamed Company and William L. McComb, Chief Executive Officer of the Company will be stepping down from his role and will be succeeded by Craig Leavitt. Mr. Carrara’s promotion and the other management changes are expected to be effective following the release of fourth quarter earnings results and the filing of the Company’s annual report on Form 10-K on Tuesday, February 25, 2014.

A description of certain compensation arrangements with respect to Mr. McComb  and the employment agreement of Mr. Leavitt were disclosed in the Company’s 8-K dated January 13, 2014. On January 29, 2014, the Compensation Committee approved the compensation arrangements for Mr. Carrara in connection with his promotion, as well as certain incentive cash awards to certain employees, including certain Named Executive Officers.

Compensation Arrangements of Mr. Carrara

Mr. Carrara joined the Company in April 2012 as Executive Vice President, Chief Financial Officer and Chief Operating Officer and played a central role in the Company’s transformation to a mono-brand business through its restructuring and brand-exiting activities, culminating in sale of the Juicy Couture intellectual property and related assets and the recently closed sale of Lucky Brand Dungarees, Inc.

In his new role as President and Chief Operating Officer, Mr. Carrara will retain his current responsibilities, which include Finance, Global Operations and Information Technology, and add oversight for Jack Spade, Store Real Estate, Global E-Commerce, Global Sourcing, Legal and the Adelington Design Group. In connection with, and effective as of, his promotion, the Compensation Committee has approved the following compensation actions for Mr. Carrara: (1) an increase in his annual base salary to $750,000; (2) an increase in his annual long term incentive award to $1,500,000; (3) a one-time grant of market share units (“MSUs”) with a grant date value of $3,000,000 (the “Staking Grant”);and (4) an amendment to his Executive Severance Agreement (“ESA”) to provide for an expiration date of December 31, 2016, with automatic renewal for one year periods, on the same basis as currently provided for in his ESA.  Mr. Carrara’s target annual cash bonus opportunity remains equal to 100% of base salary.

Half of the long term incentive award for the 2014 fiscal year will consist of an award of MSUs that vests 50% on each of the second and third anniversaries of the grant date and has a minimum earnout of 30% of target.  The second half will consist of an award of performance shares that vests on the third anniversary of the grant date based on the Company’s Total Shareholder Return relative to the S&P Mid-Cap Index Total Shareholder Return.  The Staking Grant vests 50% on the third anniversary of the grant and 50% on the fifth anniversary of the grant.  The MSUs in each of the long term incentive award and Staking Grant are earned based on the Company’s 40-trading day average stock price on the the MSUs vesting as compared to that average stock price on the date the MSUs are granted.

Incentive Cash Awards

So as to recognize and reward certain executives for the development and execution of the multi-year strategy that culminated in the sale of the Juicy Couture intellectual property and the Lucky Brand Jeans business, resulting in the mono-brand focus on the Kate Spade business, the Compensation Committee has approved Incentive Cash Awards to certain employees, including certain Named Executive Officers.

The Incentive Cash Awards will be made 50% in February 2014 and 50% in February, 2015 in order to encourage the continued retention of executives who will have a substantial role in the next phase of the Company’s strategic transformation.

Incentive Cash Awards were approved in the amounts as follows:

Mr. McComb     $2,000,000

Mr. Carrara         $1,200,000

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIFTH & PACIFIC COMPANIES, INC.

Date: February 4, 2014	By:	/s/ Christopher DiNardo
	Name:	Christopher DiNardo
	Title:	Senior Vice President, General Counsel and Secretary